                               ARTICLES OF AMENDMENT
                                         OF
                           ARTICLES OF INCORPORATION OF
                              NATCOM BANCSHARES, INC.


     The undersigned, the President of NATCOM Bancshares, Inc. (the "Corporation"), a corporation subject to the provisions of Chapter 180, Wisconsin Statutes, does hereby certify that by resolutions of the Board of Directors of the Corporation dated the 17th day of March, 1998, the following resolutions were duly adopted pursuant to Chapter 180.1005.

AMENDMENT OF THE ARTICLES OF INCORPORATION

In order to authorize an amendment to the Articles of Incorporation to increase the number of the Corporation's authorized shares, the following resolutions are hereby adopted:

     RESOLVED, that Article III of the Articles of Incorporation of NATCOM Bancshares, Inc. be amended as to read:

                                    "ARTICLE III
                                   CAPITAL STOCK

     The total authorized number of the shares of the Corporation shall be Two Hundred Fifty Thousand (250,000), $0.01 par value. The directors shall have the authority to establish more than one class or series of shares."


     RESOLVED FURTHER, that the President of the Corporation be and he hereby is authorized and directed to make, execute and file for record with the Corporate Division of the Department of Financial Institutions of the State of Wisconsin proper Certificate of Amendment of the Articles of Incorporation, setting forth the foregoing amendment and to pay all fees in connection therewith, all as required by law.


     IN WITNESS WHEREOF, I have subscribed my name as of the __ day of _______, 1998.


                                             -------------------------------
                                             Daniel N. Wallin, President

This instrument was drafted by:
Julie A. Silverman
Winthrop & Weinstine, P.A.
3000 Dain Rauscher Plaza
Minneapolis, MN   55402